                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 24th day of September, 1997 by and between VictorMaxx Technologies, Inc., an Illinois corporation, (hereinafter referred to as "VMTI"), and Sonoma Holding Corp., an Illinois corporation, (hereinafter referred to as "SONOMA") and the holders of all of the SONOMA outstanding shares (the "Shareholders"), as listed on Exhibit A and on the signatory pages hereafter.

                                    RECITALS:

         A. VMTI desires to acquire all of the issued and outstanding capital stock of SONOMA and SONOMA desires to exchange all of its shares of SONOMA capital stock for shares of VMTI authorized but unissued shares of stock as hereinafter provided.

         B. It is the intention of the parties hereto that: (i) VMTI shall acquire all of the issued and outstanding capital stock of SONOMA in exchange solely for the number of shares of VMTI authorized but unissued shares of Common Stock, par value $.001 ("Common Stock"), and Convertible Preferred Stock, par value $.001 ("Preferred Stock"), set forth below (the "Exchange"); (ii) the Exchange shall qualify as a tax free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and (iii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the Shareholders reside.

         C. The board of directors of VMTI deem it to be in the best interest of VMTI and its shareholders to acquire all of the issued and outstanding capital stock of SONOMA.

         D. The board of directors of SONOMA deem it to be in the best interest of its shareholders to exchange all of the capital stock of SONOMA for shares of VMTI authorized but unissued shares of common stock, as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EXCHANGE OF SHARES AND CREDITOR SETTLEMENTS

         1.1 EXCHANGE OF SHARES. VMTI and the Shareholders hereby agree that the Shareholders shall, on the Closing Date (as hereinafter defined), exchange all of the issued and outstanding shares of the SONOMA capital stock in the ratio of approximately 1,210.8558 shares of VMTI Common stock and 10 shares of VMTI Preferred Stock (collectively sometimes referred to as the "VMTI Shares") for each SONOMA share for a total of 12,108,558 shares of VMTI Common Stock and 100,000 shares of VMTI Preferred Stock (provided that each share of VMTI Preferred Stock is convertible into 300 shares of VMTI Common Stock). The number of shares of SONOMA capital stock owned by each Shareholder and the number of shares of Common

Stock and Preferred Stock which each will receive in Exchange is set forth in Exhibit A hereto. Additionally, on the Closing, certain creditors of VMTI (will receive shares of the Common Stock of VMTI as settlements of their claims against VMTI and certain individuals of the so called "restructuring group" will receive shares of the Common Stock as compensation for work performed on this transaction and as settlements of various employment agreements. The creditors of VMTI will receive up to 1,550,000 shares of VMTI Common Stock and the "restructuring group" up to 615,000 shares of VMTI Common Stock, both groups being listed on Exhibit B, along with the allocation to each. VMTI will deliver certificates representing the VMTI Shares and Options to the individuals included in these two groups on the date of the Closing. In addition, SONOMA has agreed to pay certain creditors of VMTI prior to Closing as are set forth on
Schedule 1.1 attached hereto and made a part hereof.

         1.2 DELIVERY OF SHARES. On the Closing Date, the Shareholders will deliver to VMTI the certificates representing the shares, duly endorsed (or with executed stock powers) so as to make VMTI the sole owner thereof. Simultaneously, VMTI will deliver certificates representing the VMTI Shares to the Shareholders. The Exchange shall not be effected unless a minimum of one-hundred (100%) percent of SONOMA's outstanding shares of capital stock are delivered to VMTI on the Closing Date.

         1.3 INVESTMENT INTENT. The VMTI Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be resold unless the VMTI Shares are registered under the Act or an exemption from such registration is available. The Shareholders represent and warrant that each of them is acquiring the VMTI Shares for his own account, for investment, and not with a view to the sale or distribution of the VMTI shares. Each certificate representing the VMTI Shares will have a legend thereon incorporating language or substantial similar language, as follows:

         "THE SHARES REPRESENTED BY THE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, REGISTRATION IS NOT REQUIRED UNDER THE ACT."

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SONOMA

         SONOMA hereby represents and warrants as follows:

         2.1 ORGANIZATION AND GOOD STANDING: OWNERSHIP OF SHARES. SONOMA is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. It has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material impact. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating SONOMA to issue, sell or transfer any stock or other securities of SONOMA except the warrants and options listed on Schedule 2.1 attached hereto and made a part hereof.

         2.2 CORPORATE AUTHORITY. SONOMA has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of SONOMA. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which SONOMA is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to SONOMA or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or by-laws of SONOMA.

         2.3 OWNERSHIP OF SHARES. The Shareholders are the owner of record and beneficially of 10,000 shares of common stock of SONOMA, which shares are free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. The shares represent all of the outstanding capital stock of SONOMA.

         2.4 FINANCIAL STATEMENTS, BOOKS AND RECORDS. Schedule 2.4 consists of the unaudited financial statements of SONOMA as of June 30, 1997 (the "Financial Statements"). The Financial Statements fairly represent the financial position of SONOMA as at such date and the results of their operations for the periods then ended. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of SONOMA are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

         2.5 ACCESS TO RECORDS. The corporate financial records, minute books and other documents and records of SONOMA have been made available to VMTI prior to the Closing hereof. In the event SONOMA may acquire or purchase another entity prior to Closing, SONOMA will share with VMTI whatever information SONOMA is permitted to show and whatever SONOMA may deem appropriate under the circumstances. In the event SONOMA contemplates any conversion of its debt to equity before the Closing, SONOMA will so advise VMTI prior to Closing.

         2.6 NO MATERIAL ADVERSE CHANGES. Since the date of the Financial Statements there has not been:

                           (i) any material adverse changes in the financial
                  position of SONOMA except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of SONOMA;

                           (ii) any damage, destruction or loss materially
                  affecting the assets prospective business, operations or condition (financial or otherwise) of SONOMA whether or not covered by insurance;

                           (iii) any declaration, setting aside or payment of
                  any dividend or distribution with respect to any redemption or repurchase of SONOMA's capital stock;

                           (iv) any sale of an asset (other than in the ordinary
                  course of business) or any mortgage or pledge by SONOMA of any properties or assets; or

                           (v) adoption of any pension, profit sharing,
                  retirement, stock bonus, stock option or similar plan or arrangement.

         2.7 TAXES. SONOMA by the Closing Date, will have filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

         2.8 COMPLIANCE WITH LAWS. SONOMA has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of SONOMA.

         2.9 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not.

                           (i) violate any provision of the Articles of
                  Incorporation or By-Laws of SONOMA;

                          (ii) violate, conflict with or result in the breach of
                  any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which SONOMA is a party or by or to which it or any of its assets or properties may be bound or subject;

                          (iii) violate any order, judgment, injunction, award
                  or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, SONOMA or upon the properties or business of SONOMA; or

                          (iv) violate any statute, law or regulation of any
                 jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of SONOMA.

         2.10 ACTIONS AND PROCEEDINGS. SONOMA is not a party to any material pending litigation or, to its knowledge, and governmental investigation or proceeding not reflected in the SONOMA Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against SONOMA except as set forth on Schedule 2.10 attached hereto and made a part hereof.

         2.11 AGREEMENTS. Schedule 2.11 sets forth any material contract or arrangement to which SONOMA is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

         2.12 BROKERS OR FINDERS. No broker's or finder's fee will be payable by SONOMA in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by SONOMA or any of its Shareholders except appearing on Schedule 2.12 and 3.14 as one Schedule attached hereto and made apart hereof.

         2.13 REAL ESTATE. Except as set forth on Schedule 2.13, SONOMA owns no real property or is a party to any leasehold agreement.

         2.14 TANGIBLE ASSETS. SONOMA has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by SONOMA, any related capitalized items or other tangible property material to the business of SONOMA (the "Tangible Assets"). SONOMA holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of SONOMA and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation.

         2.15 LIABILITIES. SONOMA did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which are not fully, fairly and adequately reflected on the Financial Statement except for a specific Liabilities set forth on Schedule 2.15 attached hereto and made a part hereof. As of the Closing Date, SONOMA will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business. To the best knowledge of the Shareholders, there is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

         2.16 OPERATIONS OF SONOMA. From the date of the Financial Statements through the Closing Date hereof SONOMA has not and will not have:

                           (i) incurred any indebtedness or borrowed money;

                           (ii) declared or paid any dividend or declared or
                  made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

                           (iii) made any loan or advance to any shareholder,
                  officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

                           (iv) except in the ordinary course of business,
                  incurred or assumed any indebtedness or liability (whether or not currently due and payable);

                           (v) disposed of any assets of SONOMA except in the
                  ordinary course of business;

                           (vi) materially increased the annual level of
                  compensation of any executive employee of SONOMA;

                           (vii) increased, terminated, amended or otherwise
                  modified any plan for the benefit of employees of SONOMA.

                           (viii) issued any equity securities or rights to
                  acquire such equity securities; or

                           (ix) except in the ordinary course of business,
                  entered into or modified any contract, agreement or transaction.

         2.17 CAPITALIZATION. The authorized capital stock of SONOMA consists of 10,000 shares of common stock, no par value, of which 10,000 shares are presently issued and outstanding. SONOMA has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of SONOMA except for the warrants and options set forth on
Schedule 2.1 attached hereto and made a part hereof.

         2.18 MATERIAL STATEMENTS AND FACTS. No representation or warranty by SONOMA in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished VMTI pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of SONOMA.

         2.19 DISCLOSURE. SONOMA has (and at the Closing it will have) disclosed in writing all events, conditions and facts materially affecting the business, financial conditions or results of operation of SONOMA, all of which have been set forth herein. SONOMA has not now and will not have, at the Closing, withhold disclosure of any such events, conditions and facts which they have knowledge of or have reasonable grounds to know may exist.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF VMTI

         VMTI hereby represents and warrants as follows:

         3.1 ORGANIZATION AND GOOD STANDING. VMTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. It has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact, except as set forth on Schedule 3.1.

         3.2 CORPORATE AUTHORITY. VMTI has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of VMTI. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which VMTI is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to VMTI or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or by-laws of VMTI.

         3.3 THE VMTI SHARES. As of the Closing Date, the VMTI shareholders are the owners of 5,726,442 shares of VMTI Common Stock, none of whom owns in excess of 5% of the issued and outstanding shares, except as may be set forth on
Schedule 3.3 attached hereto and made a part hereof, and no shares of Preferred Stock has been issued except as may be set forth on Schedule 3.3 attached hereto and made a part hereof. There are outstanding warrants, issued stock options, stock rights or other commitments of any character relating to the issued or unissued shares of capital stock of VMTI all of which are set forth on Schedule
3.3 attached hereto. The VMTI shares set forth herein represent all of the outstanding capital stock of VMTI.

         At the Closing, the VMTI Shares to be issued and delivered to the SONOMA Shareholders hereunder will when so issued and delivered, constitute valid and legally issued shares of VMTI capital stock, fully-paid and nonassessable.

         3.4 FINANCIAL STATEMENT: BOOKS AND RECORDS. Schedule 3.4 consists of the audited financial statements of VMTI for the fiscal year ended December 31, 1996 and interim unaudited financial statements (collectively the "Financial Statements"). The Financial Statements fairly represent the financial position of VMTI as at such date and the results of their operations for the periods then ended. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of VMTI are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

         3.5 NO MATERIAL ADVERSE CHANGES.

         Since the date of the interim unaudited financial statements on
Schedule 3.4;

                           (i) there has not been any material adverse changes
                  in the financial position of VMTI except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of VMTI and the proposed audit will be consistent with the representations made by VMTI to SONOMA.

                           (ii) any damage, destruction or loss materially
                  affecting the assets, prospective business, operations or condition (financial or otherwise) of VMTI whether or not covered by insurance;

                           (iii) any declaration setting aside or payment of any
                  dividend or distribution with respect to any redemption or repurchase of VMTI capital stock;

                           (iv) any sale of an asset (other than in the ordinary
                  course of business) or any mortgage pledge by VMTI of any properties or assets; or

                           (v) adoption of any pension, profit sharing,
                  retirement, stock bonus, stock option or similar plan or arrangement.

         3.6 TAXES. VMTI has (or by the Closing Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

         3.7 COMPLIANCE WITH LAWS. VMTI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of VMTI or the trading market for the VMTI Shares and specifically, and to the best of its knowledge VMTI complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

         3.8 ACTIONS AND PROCEEDINGS. VMTI is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against VMTI, except as set forth on Schedule 3.8 attached hereto and made a part hereof.

         3.9 PERIODIC REPORTS. VMTI has delivered to SONOMA true and complete copies of Forms 10-K and 10-Q report pursuant to SEC Rules and Regulations for reporting companies under the Securities Exchange Act of 1934, as amended as well as the prospectus filed in 1995 with the SEC under the Act. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. VMTI presently has no subsidiaries. Schedule 3.9 sets forth all of the documentation of such reports VMTI has delivered to SONOMA.

         3.10 DISCLOSURE. VMTI has (and at the Closing it will have) disclosed in writing all events, conditions and facts materially affecting the business, financial conditions or results of operation of VMTI all of which have been set forth herein. VMTI has not now and will not have, at the Closing, withhold disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

         3.11 CAPITALIZATION. The authorized Capital Stock of VMTI consists of 20,000,000 shares of Common Stock of which 5,726,442 shares of VMTI Common Stock are issued and outstanding and has authorized 1,000,000 shares of Preferred Stock of which none is issued and outstanding.

         3.12 ACCESS TO RECORDS. The corporate financial records, minute books, and other documents and records of VMTI have been made available to SONOMA prior to the closing hereof.

         3.13 NO BREACH. The execution, delivery and performance of this of this Agreement and the consummation of the transactions contemplated hereby will not:

                           (i) violate any provision of the Articles of
                  Incorporation or By-Laws of VMTI;

                           (ii) violate, conflict with or result in the breach
                  of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which VMTI is a party or by or to which it or any of its assets or properties may be bound or subject;

                           (iii) violate any order, judgment, injunction, award
                  or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, VMTI or upon the securities, properties or business to VMTI; or

                           (iv) violate any statute, law or regulation of any
                  jurisdiction applicable to the transactions contemplated herein.

         3.14 BROKERS OR FINDERS. No broker's or finder's fee will be payable by VMTI in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of VMTI except appearing of Schedule 2.12 and 3.14 as one Schedule attached hereto and made a part hereof.

         3.15 OTC BULLETIN BOARD. VMTI shares are listed on the OTC Bulletin Board under the symbol "VMAX". No representation is being made by VMTI of any trading of the shares of VMTI. At the Closing Date, VMTI's Rule 15c2-11 documentation, reports required to be filed with the SEC (but as of the date of this Agreement, VMTI states that it is not current with such reports), as discussed above shall have been updated and shall be current in all material respects, except as may appear on Schedule 3.15, attached hereto which exceptions shall be permitted only by the written consent of SONOMA.

         3.16 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. VMTI has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of VMTI enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by VMTI of this Agreement, in accordance with its respective terms and conditions will not:

                           (i) require the approval or consent of any
                  governmental or regulatory body or the approval or consent of any other person;

                           (ii) conflict with or result in any breach or
                  violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to VMTI, or any instrument, contract or other agreement to which VMTI is a party or by or to which VMTI is bound or subject; or

                           (iii) result in the creation of any lien or other
                  encumbrance on the assets or properties of VMTI

         3.17 MATERIAL STATEMENTS AND FACTS. No representation or warranty by VMTI in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by VMTI pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of VMTI.

SECTION 4.  CONDITIONS PRECEDENT

         4.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF SONOMA. All obligations of SONOMA under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions:

                  (a) The representations and warranties by or on behalf of VMTI contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such tune.

                  (b) VMTI shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

                  (c) On or before the Closing, the Board of Directors of VMTI shall have approved in accordance with Illinois law the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorizing all of the necessary and proper action to enable VMTI to comply with the terms of the Agreement including the election of SONOMA's nominees to the Board of Directors of VMTI.

                  (d) The Exchange shall be permitted by Illinois law and VMTI shall have sufficient shares of VMTI's capital stock authorized to complete the Exchange.

                  (e) On the Closing Date, the Board of Directors shall include persons designated by SONOMA. Richard Curie, Marx Minkoff and Glenn Peterson, shall resign as an officer, director (and any other persons) shall resign as officers and directors of VMTI.

                  (f) At the Closing, all instruments and documents delivered to SONOMA Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for SONOMA.

                  (h) At the Closing, VMTI shall have delivered to SONOMA an opinion of counsel dated as of the Closing to the effect that:

                           (i) VMTI is a corporation duly organized, validly
                  existing and in good standing under the laws of the State of Illinois;

                           (ii) This Agreement has been duly authorized executed
                  and delivered by VMTI and is a valid and binding obligation of VMTI enforceable in accordance with its terms;

                           (iii) VMTI through its Board of Directors have taken
                  all corporate action necessary for performance under this Agreement;

                           (iv) The documents executed and delivered to SONOMA
                  and the SONOMA Shareholders hereunder are valid and binding in accordance with their terms and vest in SONOMA, any notices of notes, warrants and options, if any, as the case may be, all right, title and interest in and to the shares of VMTI shares to be issued pursuant to section 1.1 hereof, and such shares of capital stock issued will be duly and validly issued, fully-paid and nonassessable; and

                           (v) VMTI has the corporate power to execute, deliver
                  and perform under this Agreement.

                  (i) The shares of restricted VMTI capital stock to be issued to SONOMA Shareholders at Closing will be validly issued, nonassessable and full-paid under Illinois corporation law and will be issued in a non-public offering and isolated transaction in compliance with all federal and state securities laws, bearing a restrictive legend, as is more fully set forth above.

         4.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VMTI. All obligations of VMTI under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

                  (a) The representations and warranties by SONOMA and its shareholders, contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

                  (b) SONOMA shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

                  (c) SONOMA shall deliver on behalf of its shareholders to VMTI a letter commonly known as an "Investment Letter," or investment representations acknowledging that the shares of VMTI Common Stock are being acquired for investment purposes.

                  (d) SONOMA shall deliver an opinion of its legal counsel to the effect that:

                           (i) SONOMA is a corporation duly organized validly
                  existing and in good standing under the laws of the State of Illinois and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on the company;

                           (ii) SONOMA has the corporate power to carry on its
                  business as now being conducted; and

                           (iii) This Agreement has been duly authorized,
                  executed and delivered by SONOMA.

SECTION 5. COVENANTS

         5.1 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

         5.2 EXPENSES. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

         5.3 FURTHER ASSURANCES. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

         5.4 CONFIDENTIALITY. In the event the transactions contemplated by this Agreement are not consummated, VMTI, SONOMA and the Shareholders agree to keep confidential any information disclosed to each other in connection therewith for a period of two (2) years from the date hereof; provided, however, such obligation shall not apply to information which:

                           (i) at the time of the disclosure was public
                  knowledge;

                           (ii) after the time of disclosure becomes public
                  knowledge (except due to the action of the receiving party);
                  or

                           (iii) the receiving party had within its possession
                  at the time of disclosure.

         5.5 STOCK CERTIFICATES. At the Closing, the Shareholders shall have delivered the certificates representing the Shares duly endorsed (or with executed stock powers) so as to make VMTI the sole owner thereof. At such Closing, VMTI shall issue to the Shareholders, the creditors, and the restructuring group the VMTI Shares.

         5.6 INVESTMENT LETTERS. The Shareholders, the creditors and the restructuring group shall have delivered to VMTI an "Investment Letter" agreeing that the shares are being acquired for investment purposes only and not with the view to public resale or distribution.

         5.7 RELEASE OF CERTAIN VMTI PEOPLE. SONOMA, the Shareholders and their respective beneficiaries (collectively the "Releasors") hereby release and discharge Richard Currie, Max Minkoff and Glenn Peterson and their heirs, executors, successors and assigns (the "Releasees") from all Claims which against Releasees, the Releasors and the Releasors' successors and assigns ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement and for which the Releases would otherwise be liable; except that the Releasors do not release the Releasees from any claims arising out of this Agreement.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF VMTI

         (a) Notwithstanding any right of SONOMA and the Shareholders fully to investigate the affairs of VMTI, the Shareholders have the right to rely fully upon the representations VMTI and its officers made to its auditors who have audited VMTI's most current fiscal year financial statements prior to Closing. All such representations shall survive the execution and delivery hereof and the Closing hereunder for twelve (12) months following the Closing.

         (b) Notwithstanding any right of VMTI to investigate the affairs of SONOMA and its Shareholders, VMTI has the right to rely fully upon representations, warranties, covenants and agreements of SONOMA and its Shareholders contained in this Agreement or in any document delivered to VMTI by SONOMA and its Shareholders or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for twelve (12) months following the Closing.

SECTION 7. VMTI'S REPRESENTATIONS TO AUDITORS

         SONOMA and its Shareholders will rely on VMTI's auditor's report for the fiscal year ended on December 31, 1996, which report will be, in part, based on representations made by Richard Currie and Glenn Peterson to said auditors.

SECTION 8. DOCUMENTS AT CLOSING AND TIDE CLOSING

         8.1 DOCUMENTS AT CLOSING. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

                  (a) SONOMA will deliver, or will cause to be delivered, to VMTI the following:

                           (i) a certificate executed by the President and
                  Secretary of SONOMA to the effect that all representations and warranties made by SONOMA under this Agreement are true and correct as of the Closing, the same as though originally given to VMTI on said date;

                           (ii) a certificate from the State of Illinois dated
                  at or about the Closing to the effect that SONOMA is in good standing under the laws of said State;

                           (iii) Investment enters or investment representations
                  in the form executed by each SONOMA Shareholder;

                           (iv) Stock certificates representing those shares of
                  SONOMA Shares to be exchanged for VMTI;

                           (v) an undertaking to certain members of the
                  restructuring group of a "put" option for a total of 100,000 shares of Common Stock of VMTI, at price of .50 cents per share (subject to anti-dilution) to the post-merger entity one year after the Closing.

                           (vi) such other instruments, documents and
                  certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, including but not limited to certified copies of resolutions of SONOMA's Board of Directors authorizing this transaction and an opinion of counsel of SONOMA as described herein;

                  (b) VMTI will deliver or cause to be delivered to SONOMA and the SONOMA Shareholders:

                           (i) stock certificates representing those shares of
                  VMTI Shares to be issued as a part of the Exchange as described in Section 1 hereof;

                           (ii) a certificate from VMTI executed by the
                  President or Secretary of VMTI, to the effect that all representations and warranties of VMTI made under this Agreement are true and correct as of the Closing, the same as though originally given to SONOMA on said date;

                           (iii) certified copies of resolutions by VMTI's Board
                  of Directors authorizing this transaction;

                           (iv) certificates from the Illinois Secretary of
                  State dated at or about the Closing Date that VMTI is in good standing under the laws of said State;

                           (v) option of VMTI's counsel as described in Section
                  4.1 (h) above;

                           (vi) such other instruments and documents as are
                  required to be delivered pursuant to the provisions of this Agreement;

                           (vii) resignations of existing officers and directors
                  of VMTI, as set forth in the Agreement;

                           (viii) all other items, the delivery of which is a
                  condition precedent to the obligations of VMTI, as set forth in Section 4 hereof.

         8.2 THE CLOSING. The Closing shall take place simultaneously with the execution of this Agreement or at such other later time or place as may be agreed upon by the parties hereto. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

SECTION 9. MISCELLANEOUS

         9.1 WAIVERS. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

         9.2 AMENDMENT. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

         9.3 ASSIGNMENT. This Agreement is not assignable except by operation of law.

         9.4 NOTICE. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

         SONOMA:                   c/o Frank Contaldo
                                   The Sonoma Holding Corp.
                                   33 W. Higgins Road, Suite 2010
                                   South Barrington, IL 60010

         Shareholders:

         VMTI:                     Glenn Peterson
                                   715 Walnut Drive, #201
                                   Darien, IL 60561
                                   Fax: (630) 654-4398

         Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

         9.5 GOVERNING LAW. This Agreement shall be construed, and the legal relations be the parties determined, in accordance with, the laws of the State of Illinois, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

         9.6 ARBITRATION.

                  (a) All disputes and differences arising in connection with or relating to the provisions of this Agreement, including what constitutes a dispute or difference, shall be settled and finally determined by arbitration unless agreement in writing has been reached between the parties within ninety
(90) days after either party shall have given written notice to the other party of the existence of a dispute or difference which it desires to have arbitrated. Such notice shall state the point or points in dispute.

                  (b) Arbitration shall be conducted in Chicago, Illinois in accordance with the rules of the American Arbitration Association by three (3) arbitrators, one of whom shall be selected by the Seller, one by VMTI and a Chairman of the Arbitration Court selected by the two arbitrators so selected. The applicable law shall be as provided above. Each party shall notify the other party of the arbitrator selected by it within sixty (60) days of the giving of written notice referred to above. In the event that the two arbitrators selected by the parties are unable to reach agreement as to the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. Arbitration shall be held in the jurisdiction of the party against which or whom the arbitration is instituted. Each party shall be given the opportunity to present to the arbitrators its evidence, witnesses and arguments, and the right to be represented by counsel of its selection when the other party be represented by counsel, of its selection when the other party presents its evidence, witnesses and arguments. In the event one of the parties shall fail, after reasonable notice, to appear and participate in the arbitration proceedings as normally interpreted by the above-mentioned rules, the arbitrators shall be entitled to make their decision and award on the basis of evidence, witnesses and arguments presented by the party appearing.

         (c) The decision and the award of the arbitrators shall be in writing and shall be final and binding upon the parties hereto. Judgment upon the award rendered my be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration shall be borne in accordance with the determination of the arbitrators with respect thereto. Pending decision by the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties hereto shall continue as stipulated herein, and all monies not directly involved in such dispute or difference shall be paid when due.

         9.7 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other patty.

         9.8 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the Shares and the VMTI Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         9.9 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of this Agreement.

         9.10 SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or the provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         9.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

         9.12 BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                                      SONOMA HOLDING CORP.

ATTEST: Frank Contaldo                        By: /s/ Terrence L. Donati
       --------------------------                -------------------------------
                                                   Terrence L. Donati, President
                                                   -----------------------------
                                                     (Print Name and Title)


                                                   VICTORMAXX TECHNOLOGIES, INC.

ATTEST: Richard Currie                        By: /s/ Glenn Petersen
       --------------------------                -------------------------------
                                                     Glenn Petersen, CFO
                                                     ---------------------------
                                                      (Print Name and Title)


                                                   SONOMA SHAREHOLDERS:

                                                   Declaration of Trust by
                                                   Frank Anthony Contaldo


                                              By:   /s/ Frank Anthony Contaldo
                                                   -----------------------------


                                                   Declaration of Trust by
                                                    Terrence L. Donati

                                              By:   /s/ Terrence L. Donati
                                                   -----------------------------


                                                   Chicago Mortgage & Financial
                                                   Services, Inc.
                                                   Profit Sharing Plan & Trust

                                              By:   [ILLEGIBLE]
                                                   -----------------------------
                                                        Its Trustee

                                    EXHIBIT A


---------------------------------- ------------------------------------- ------------------------------------
    NAME                           No. of SONOMA Shares                         No. of VMTI Shares to
                                   of Common Stock                              be received at Closing
                                                                                   Common Preferred
                                                                                  (convertible into
                                                                                    300 Common)
---------------------------------- ------------------------------------- ------------------------------------
Trust For:
Frank Anthony Contaldo                      3,500                             4,237,995         35,000
---------------------------------- ------------------------------------- ------------------------------------
Trust For:
Terrence L. Donati                          3,500                             4,237,995         35,000
---------------------------------- ------------------------------------- ------------------------------------
Chicago Mortgage and
Financial Services, Inc.
Profit Sharing Plan
& Trust                                     3,000                             3,632,565         30,000
---------------------------------- ------------------------------------- ------------------------------------

---------------------------------- ------------------------------------- ------------------------------------
---------------------------------- ------------------------------------- ------------------------------------

---------------------------------- ------------------------------------- ------------------------------------
---------------------------------- ------------------------------------- ------------------------------------

---------------------------------- ------------------------------------- ------------------------------------
---------------------------------- ------------------------------------- ------------------------------------

---------------------------------- ------------------------------------- ------------------------------------
---------------------------------- ------------------------------------- ------------------------------------

---------------------------------- ------------------------------------- ------------------------------------
---------------------------------- ------------------------------------- ------------------------------------

---------------------------------- ------------------------------------- ------------------------------------
---------------------------------- ------------------------------------- ------------------------------------

---------------------------------- ------------------------------------- ------------------------------------


SCHEDULE 1


LIABILITIES                                              GROSS              WEIGHTED              ALLOCATION
--------------------------------------------------    BALANCE OF           BALANCE OF              OF COMMON
             CLASSIFICATION                           LIABILITIES        LIABILITIES (2)             STOCK

ACCRUED COMPENSATION
     Max Minkoff                                         23,598               23,598                35,792
     Richard Currie/John Prinz                           36,600               36,600                55,512
     Glenn Petersen  41,827                              41,827               63,440
LITIGATION SETTLEMENTS
     Kevin Koy (1)                                                                               1,000,000
TECHNOLOGY ROYALTIES
     3D ImageTek                                        135,104              101,328               153,687
LOANS
     Glenn Petersen                                       5,200                5,200                 7,887
ACCOUNTS PAYABLE
     Sara Lee                                            35,335               35,335                53,594
     Morse, Zelnick, Rose and Lander                     62,690               62,690                95,084
     Nashua Corp.                                        25,830               25,830                39,177
     Capstone Associates/Glenn Petersen                   7,829                7,829                11,875
     Glenn Petersen                                       4,000                4,000                 6,067
     Richard Cunie/John Prinz                            12,385               12,385                18,785
     Max Minkoff                                          6,000                6,000                 9,100
                                                  -------------        -------------         -------------

                TOTAL                                   396,399              362,623             1,550,000
                                                  =============        =============         =============



                                                        GROSS
                                                     BALANCE OF
                                                     LIABILITIES            ALLOCATION
                                                     EMPLOYMENT              OF COMMON
      EMPLOYMENT AGREEMENTS                          AGREEMENTS                STOCK
-----------------------------------------------    -------------           ------------
     Richard Currie/John Prinz                          300,000               58,947
     Max Minkoff                                        229,167               45,029
     Glenn Petersen                                     183,333               36,023
                                                   -------------           ------------

                                                        712,500              140,000
                                                   =============           ============



(1) Settlement of claims arising from an alleged breach of a settlement agreement dated July 18, 1995.
(2) Of the 1,550,000 common shares allocated to settle the claims of the various creditors, 1,000,000 shares have been specifically allocated to settle the claim of Kevin Koy. For the allocation of the remaining 550,000 shares, the individual claims, not including the management contracts, have been weighted at 100%, with the exception of the stream of royally payments due to 3-D ImageTek, which were weighted at 75%.

                                  SCHEDULE 1.1

         CREDITOR SETTLEMENTS. SONOMA has agreed to provide cash funds to settle the following obligations of VMTI:

         a) $5,000 to American Express. To the extent that the outstanding balance payable to American Express is less than $5,000 on the Closing Date, the difference between $5,000 and the balance payable to American Express shall be payable to Capstone Associates.

         b) SONOMA will pay the remaining liability of approximately $9,153 payable to First Financial Leasing Corp. In exchange, SONOMA will receive the equipment (copier and telephone system) detailed on Schedule 1.4.

         c) SONOMA has agreed to pay Coopers & Lybrand ("Coopers") $10,700 for services performed on the audits of VMTI for the periods ending December 31, 1995 and 1996. Coopers will receive $5,000 of the balance prior to the Closing Date of this transaction and the remainder 90 days subsequent to the Closing Date of this transaction.

         d) SONOMA has agreed to pay Hansen, Barnett & Maxwell $3,000 for services performed on the audit of VMTI for the period ending December 31, 1996.

Unsettled liabilities will remain the responsibility of the post-merger entity.

                             SCHEDULES 2.12 AND 3.14

         All of the parties to this Agreement agree and represent to one another that there has been no broker or finder with respect to any part of this transaction, except CorCapital Financial Partners, Inc., including but not limited to its respective officers, directors, principals, employees, agents and shareholders, (collectively, referred to hereafter as "CorCapital"), all of whom are waiving and are not claiming any fee or compensation by reason thereof.

         CorCapital further agrees to execute and be bound by the terms of this Agreement, as if it were an original signator to said Agreement, and to be bound to the release set forth below.


                     RELEASE OF FEES, COMPENSATION OR OTHER
                        RENUMERATION AS SET FORTH HEREON

         CorCapital hereby releases and discharges VMTI, Richard Currie, Max Minkoff, Glenn Peterson, SONOMA, its Shareholders, all of their respective heirs, executors, successors and assigns (the "Releasees") from all claims which against Releasees, CorCapital and its successor and assigns ever had, now have or hereafter can, shall, or may, have for upon, or by reason of any matter cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement and for which the Releasees would otherwise be liable. The undersigned further represents that he is duly authorized to execute this document and to cause the undersigned to be bound by reason thereof.

                                     CorCapital Financial Partners, Inc.


                                     By: Kevin Koy
                                        ----------------------------------------
                                           Its duly authorized agent